Execution Version

ADVANCED SERIES TRUST

AST T. Rowe Price Asset Allocation Portfolio

SUBADVISORY AGREEMENT

This Agreement made as of this 31st day of January, 2024, by and among PGIM Investments LLC (PGIM Investments), a New York limited liability company and AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc. (ASTIS), a Maryland corporation (together, the Manager), and T. Rowe Price Associates, Inc. (TRPA), a corporation organized and existing under the laws of the State of Maryland and T. Rowe Price International, Ltd. (TRPIL), a corporation organized and existing under the laws of the United Kingdom and T. Rowe Price Australia Limited (TRP Australia), a corporation organized and existing under the laws of Australia (collectively, T. Rowe or the Subadviser).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments and ASTIS act as the Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services (“Subadviser Assets”); and

NOW, THEREFORE, the Parties agree as follows:

1.	Obligations of the Subadviser

(a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust's portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition of securities and investments thereof, in accordance with the Trust's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, or sold by the Trust, and what portion of the assets will be invested or held uninvested as cash.  The Subadviser is not responsible for filing class actions with respect to securities held in the portion of the Trust’s investments subadvised by the Subadviser.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the applicable provisions of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, as provided to it by the Manager (the Trust Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, cooperate with the Manager's (or its designees') personnel responsible for monitoring the Trust's compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith and as mutually agreed upon by the parties, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). The Manager shall provide the Subadviser with copies of any updated Trust Documents timely.

(iii) The Subadviser shall determine the securities, futures contracts and other instruments to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants, including any person or entity affiliated with the Subadviser (collectively, Brokers), to carry out the policy with respect to the Subadviser’s brokerage policy as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing best execution, under the circumstances. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by the Brokers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or the Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through Brokers (including, to the extent legally permissible, Brokers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such Brokers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another Broker would have charged for effecting that transaction, if the brokerage or research services provided by such Broker, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. On occasions when the Subadviser deems the purchase or sale of a security, futures contract or other instrument to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, futures contracts or other instruments to be sold or purchased. In such event, allocation of the securities, futures contracts or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser is not required to execute foreign currency trades through the custodian but may, in its sole discretion and in accordance with its fiduciary duty, select the custodian or counterparties for the execution of foreign currency transactions.

(v) The Subadviser shall maintain all books and records with respect to the Trust's portfolio transactions effected by it as required by Rule 31a-l under the 1940 Act, and shall render to the Trust's Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust's securities.

(vi) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust's assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and the Manager understand and agree that if the Manager manages the Trust in a "manager-of-managers" style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-l0, Rule l0f-3, Rule 12d3-1 and Rule 17e-l under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust's portfolio or any other transactions of Trust assets.

(b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees of the Subadviser.

(c) The Subadviser shall keep the Trust's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will tender promptly to the Trust any of such records upon the Trust's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d)  During the term of this Agreement, the Subadviser will ensure that the portion of the Trust managed by the Subadviser shall not exceed the limits on trading designated commodity contracts and swaps set forth in subsection (c)(2)(iii) of the Commodity Futures Trading Commission Rule 4.5 ("Rule 4.5").  In reliance on the accuracy of the Manager’s representation in Section 2(a)(i) below, the Subadviser represents that it is exempt from registration as a commodity trading adviser with respect to the Trust.

(e) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Commodity Exchange Acct (CEA), the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations, and applicable rules of any self-regulatory organization.

(f) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Manager and the Trust, and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, non-public information by the Subadviser and its employees as required by the applicable federal securities laws.

(g) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures as the Manager may reasonably request.

(h)Details of the Subadviser's execution policy have been provided to the Manager.  The Manager hereby confirms that it has read and understood the execution policy and agrees to it. In particular, the Manager agrees that the Subadviser may trade outside a regulated market or multi-lateral trading facility. Specific instructions from the Manager in relation to the execution of orders may prevent the Subadviser from following its execution policy in relation to such orders in respect of the elements of execution covered by such instructions.

(i) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(j) The Manager acknowledges that the Subadviser is not the Trust's pricing agent. The Subadviser acknowledges that it will assist the Manager or the Trust when market quotations may not be readily available for the Trust's portfolio investments. The Subadviser may also provide recommendations to the Manager, upon request, relating to methodologies used by the Subadviser in valuing certain securities that may be held by the Trust. The Subadviser will use its best efforts to promptly notify the Manager upon the occurrence of any significant event with respect to any of the Trust's portfolio investments in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing investments of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the investments being valued.

(k) The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Trust's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Trust's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Trust and the Manager if the Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(l) With respect to the Trust’s Documents that are applicable to subadvisory services rendered, the Subadviser shall comply with such Documents which will be provided to the Subadviser by the Manager. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Trust Documents.

(m) The Subadviser shall keep the Trust’s Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Trust. In this regard, the Subadviser shall provide the Trust, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser's management of the Trust's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Manager that it and its "Advisory Persons" (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Manager. Upon written request of the Manager with respect to material violations of the Code of Ethics directly affecting the Trust, the Subadviser shall permit representatives of the Trust or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(1) relating to enforcement of the Code of Ethics.

(n) The Subadviser and the Manager acknowledge that the Subadviser is not the compliance agent for the Trust, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing.  To the extent that the Subadviser has agreed to perform the services specified in this Agreement in accordance with applicable law (including subchapter M of the Internal Revenue Code of 1986) as amended (the “Code”), the 1940 Act and the Advisers Act (“Applicable Law”)) and in accordance with the Trust Documents, policies and determination of the Board of the Trust and the Manager and the Trust’s Prospectus, the Subadviser shall perform such services based upon its books and records with respect to the Subadviser Assets based upon information in its possession, which comprise a portion of the Trust’s books and records, and upon written instructions received from the Trust, the Manager or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Prospectus and Applicable Law based upon such books and records and such instructions provided by the Trust, the Manager or the Trust’s administrator.  The Subadviser shall be afforded a reasonable amount of time to implement any such instructions.

(o)The Subadviser shall not use the name, trademark, service mark, logo, insignia, or other identifying mark of the Trust or the Manager or any of their affiliates or any derivative thereof, or disclose information related to the business of the Manager or any of its affiliates in any manner not approved prior thereto by the Manager; provided, however, that the Subadviser may use the name or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission. Materials which have been previously approved or those that only refer to the Subadviser’s or the Manager’s name or logo are not subject to such prior approval provided the Subadviser or the Manager shall ensure that such materials are consistent with those which were previously approved by the Subadviser or the Manager.

(p) In the event the Manager or Custodian engages in securities lending activities, the Subadviser will not be a party to or aware of such lending activities.  It is understood that the Subadviser shall not be responsible for settlement delay or failure or any related costs or loss due to such activities.

(q)The Manager agrees that the Subadviser may delegate trading execution and related reporting functions to the trading desk of an affiliate ("Affiliated Trading Desk"), and instruct the Affiliated Trading Desk to place orders and negotiate the commissions for the execution of transactions in securities or other assets with, or through, such brokers, dealers, underwriters or issuers as the Affiliated Trading Desk, acting on behalf of the Subadviser, may select.

2.	Obligations of the Manager

(a) The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Trust's custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

(i) The Manager represents that, with respect to the portfolio of the Trust subadvised by the Subadviser: (a) a notice of eligibility claiming exclusion from registration has been filed in accordance with Rule 4.5; and (b) during the term of this Agreement, the Manager will ensure that all requirements necessary in order to claim an exclusion from registration under Rule 4.5 are satisfied.  The Manager represents that they are currently exempt from registration as a commodity trading adviser with respect to the Trust.

(ii) With respect to any investments, including but not limited to repurchase and reverse repurchase agreements, derivatives contracts, futures contracts, International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreements, Master Securities Forward Transaction Agreement (“MSFTA”), and options on futures contracts, which are permitted to be made by the Subadviser in accordance with this Agreement and the investment objectives and strategies of the Trust, as outlined in the Registration Statement for the Trust, the Manager hereby authorizes and directs the Subadviser to do and perform every act and thing whatsoever necessary or incidental in performing its duties and obligations under this Agreement including, but not limited to, executing as agent, on behalf of the Trust, brokerage agreements and other documents to establish, operate and conduct all brokerage, collateral or other trading accounts, and executing as agent, on behalf of the Trust, such agreements and other documentation as may be required for the purchase or sale, assignment, transfer and ownership of any permitted investment, including limited partnership agreements, repurchase and derivative master agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations. The Subadviser also is hereby authorized to instruct the Trust custodian with respect to any collateral management activities in connection with any derivatives transactions. The Manager acknowledges and understands that they will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes and agree to provide the Subadviser with tax information, governing documents, legal opinions and other information concerning the Trust necessary to complete such agreements and other documentation.

(iii) The Manager shall not (i) use the name, trademark, service mark, logo, insignia, or other identifying mark of the Subadviser or any of its affiliates or any derivative thereof, or (ii) disclose information related to the Subadviser Assets or the business of the Subadviser or any of its affiliates, in any manner not approved prior thereto by the Subadviser; provided, however, that the Subadviser shall approve all uses of its name which merely refer in accurate terms to the appointment of the Subadviser hereunder or which are required by the SEC or a state securities commission; and provided, further that in no event shall such approval be unreasonably withheld.  Materials which have been previously approved or those that only refer to the Subadviser’s or the Manager’s name or logo are not subject to such prior approval provided the Subadviser or the Manager shall ensure that such materials are consistent with those which were previously approved by the Subadviser or the Manager.

(iv) The Manager agrees to provide or complete, as the case may be, the following prior to the commencement of the Subadviser’s investment advisory services as specified under this Agreement.

1.	A list of first tier affiliates and second tier affiliates (i.e., affiliates of affiliates) of the Trust;

2.	A list of restricted securities for each Trust (including CUSIP, Sedol or other appropriate security identification); and

3.	A copy of the current compliance procedures for each Trust applicable to the subadvisory services to be provided to the Trust.

The Manager also agrees to promptly update the above referenced items in order to ensure their accuracy, completeness and/or effectiveness.

(b)	The Manager acknowledges, represent and warrant that:

(i)  The Trust is a “qualified institutional buyer” (“QIB”) as defined in Rule 144A under the Securities Act of 1933, as amended, and the Manager will promptly notify the Subadviser if the Trust ceases to be a QIB; and

(ii)

the assets in the Trust are free from all liens and charges and undertake that no liens or charges will arise from the acts or omissions of the Manager and the Trust which may prevent the Subadviser from giving a first priority lien or charge on the assets solely in connection with the Subadviser’s authority to direct the deposit of margin or collateral to the extent necessary to meet the obligations of the Trust with respect to any investments made pursuant to the Prospectus.

(c)                The Manager represents that Shares of the Trust are currently offered as underlying investments of separate account variable annuity portfolios (collectively, “Current Investors”).  The Manager agrees that should the Trust be offered in the future to investors other than the Current Investors, the Manager shall provide the Subadviser, in a manner and with such frequency as is mutually agreed upon by the parties, with a list of (i) each “government entity” (as defined by Rule 206(4)-5 under the Investment Advisers Act of 1940, as amended (“Advisers Act”)), invested in the Trust where the account of such government entity can reasonably be identified as being held in the name of or for the benefit of such government entity on the records of the Trust; and (ii) each government entity that sponsors or establishes a 529 Plan and has selected the Trust as an option to be offered by such 529 Plan.

3.  Confidentiality.

(a)Each party acknowledges that they may receive or have access to confidential and proprietary information of the other party (the “Discloser”) or third parties with whom the Discloser conducts business.  Such information is collectively referred to as “Confidential Information.”  Confidential Information includes the Discloser’s business and other proprietary information, written or oral. All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement or for monitoring the investments made pursuant to this Agreement (the “Purpose”), and shall not be disclosed to any third party, without the prior consent of the Discloser, except to comply with applicable laws, rules and regulations, subpoenas, court orders, and/or as required in the administration and management of the Trust, or  as permitted herein. Recipient may disclose Confidential Information to a limited number of employees, affiliates, attorneys, accountants and other advisers of the Recipient (its “Representatives”) on a need-to-know basis and solely for the Purpose, provided its Representatives are subject to this Agreement or have entered into a written nondisclosure agreement with Recipient with terms substantially similar to the provisions herein. Recipient shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to prevent Confidential Information from being disclosed to third persons.

(b)

The Recipient certifies that (i) its treatment of Confidential Information is in compliance with applicable laws and regulations with respect to privacy and data security, and (ii) it has implemented and currently maintains an effective written information security program (“Information Security Program”) including administrative, technical, and physical safeguards and other security measures necessary to (a) ensure the security and confidentiality of Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of Confidential Information; and (c) protect against unauthorized access to, destruction, modification, disclosure or use of Confidential Information that could result in substantial harm or inconvenience to the Discloser, or to any person who may be identified by Confidential Information.  The Recipient shall immediately notify the Discloser if the Recipient is in material breach of this Section that leads to a security incident as defined in subparagraph 3(h) below.  At the Discloser’s request, the Recipient agrees to certify in writing to the Discloser that it did not have any security incidents.

(c)

The Recipient shall designate a primary security manager responsible for managing and coordinating the performance of the Recipient’s obligations set forth in its Information Security Program and this Agreement.

(d)

The Recipient shall review and, as appropriate, revise its Information Security Program at least annually or whenever there is a material change in the Recipient’s business practices that may reasonably affect the security, confidentiality or integrity of Confidential Information.  During the course of providing the services, the Recipient may not alter or modify its Information Security Program in such a way that will weaken or compromise the security, confidentiality, or integrity of Confidential Information.

(e)

The Recipient shall maintain appropriate access controls, including, but not limited to, limiting access to Confidential Information to the minimum number of the Recipient’s Employees who require such access in order to provide the services to the Manager.

(f)

The Recipient shall conduct periodic risk assessments to identify and assess reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Confidential Information; and evaluate and improve, where necessary, the effectiveness of its information security controls.  Such assessments will also consider the Recipient’s compliance with its Information Security Program and the laws applicable to the Recipient.

(g)

The Recipient shall conduct regular penetration and vulnerability testing of its information technology infrastructure and networks.  If any testing detects any anomalies, intrusions, or vulnerabilities in any information technology systems processing, storing or transmitting any of the Discloser’s Confidential Information, the Subadviser shall promptly notify the Discloser if it results in a security incident.

(h)

The Recipient shall notify the Discloser, promptly and without unreasonable delay, but in no event more than 72 hours of confirming any unauthorized access or disclosure, unauthorized, unlawful or accidental loss, misuse, destruction, acquisition of, or damage to Confidential Information (a “Security Incident”). Thereafter, the Recipient shall: (i) promptly furnish to the Discloser relevant details of the Security Incident and(ii) provide commercially reasonable assistance requested by Discloser and the Discloser’s designated representatives in the furtherance of any correction, remediation, and/or investigation of the Security Incident.

(i)

Upon the Discloser’s reasonable request, which must be mutually agreed to, at any time during the term of the Agreement, the Recipient shall promptly provide the Discloser with information related to the Recipient’s information security safeguards and practices, including copies of the Recipients external audits over information security controls.

(j)

(i) Upon the Discloser’s reasonable request, which must be mutually agreed to, at any time during the term of the Agreement, the Recipient shall promptly provide the Discloser with information related to the Recipient’s information security safeguards and practices.

4.  The Subadviser will not engage any third party to provide any material services (i.e., services that have a direct, material impact on Subadviser’s performance of services for the Manager under this Agreement) to the portion of the Trust's portfolio as delegated to the Subadviser by the Manager without the express written consent of the Manager (each such third party, a “Material Service Provider”).  To the extent that the Subadviser receives approval from the Manager to engage a Material Service Provider, the Subadviser assumes all responsibility for such Material Service Provider’s performance of the applicable material services as it related to the Trust's portfolio as delegated to the Subadviser by the Manager.  In addition, the Subadviser shall fully indemnify, hold harmless, and defend the Manager and its directors, officers, employees, agents, and affiliates (each an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against all damages, liabilities, losses, settlements, judgments, costs, and expenses (including but not limited to reasonable attorney’s fees and costs) (“Losses”) arising from any claims, demands, actions, and suits brought by a third party against the Indemnified Parties (“Claims”) which arise out of or relate to the provision of the material services provided by any such Material Service Provider, except to the extent the claimed Losses are based on, arising out of or otherwise in connection with the breach by the Manager of its obligations under this Agreement.

5. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust's average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

6. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust , without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Manager delegates to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Manager, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence subsequent to the termination of the portfolio’s previous manager and as of the date the Manager begins the transition process to allocate management responsibility to the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at 655 Broad Street, 6th Floor, Newark, NJ 07102, Attention: Secretary (for PGIM Investments) and One Corporate Drive, Shelton, Connecticut, 06484, Attention: Secretary (for ASTIS); (2) to the Trust at 655 Broad Street, 176th Floor, Newark, NJ 07102, Attention: Secretary; or (3) to the Subadviser at 100 East Pratt Street, Baltimore, Maryland 21202 Attention: Legal Subadvised.

8. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

9. During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof.  During the term of this Agreement, the Manager also agrees to furnish the Subadviser, prior to use for approval, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Subadviser. Materials which have been previously approved in writing by the Subadviser or those that only refer to the Subadviser’s name or the Subadviser Marks are not subject to prior approval provided the Manager shall ensure that such materials are consistent with those which were previously approved by the Subadviser and no changes have been made to the Subadviser Marks previously approved by the Subadviser. The Manager further agrees to prospectively make reasonable changes to such materials upon the Subadviser's written request, and to implement those changes in the next regularly scheduled production of those materials or as soon as reasonably practical. All such prospectuses, proxy statements, reports to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

10. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

11. This Agreement shall be governed by the laws of the State of New York.

12. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By:      /s/ Timothy Cronin

Name: Timothy Cronin

Title:   Senior Vice President

AST INVESTMENT SERVICES, INC.

By:      /s/ Timothy Cronin

Name: Timothy Cronin

Title:   President

T. ROWE PRICE ASSOCIATES, INC.

By:     /s/ Terence Baptiste

Name:  Terence Baptiste

Title:    Vice President

T. ROWE PRICE INTERNATIONAL, LTD

By:      /s/ Emma Beal

Name:  Emma Beal

Title:    Director

T. ROWE PRICE AUSTRALIA LIMITED

By:      /s/ Larry Siu

Name:  Larry Siu

Title:    Vice President

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by T. Rowe Price Associates, Inc. (T. Rowe Price), PGIM Investments LLC and AST Investment Services, Inc., as applicable, will pay T. Rowe Price an advisory fee on the net assets managed by T. Rowe Price that is equal, on an annualized basis, to the following:

Portfolio Name	Subadvisory Fee for the Portfolio*
AST T. Rowe Price Asset Allocation Portfolio

For assets up to $15 billion

0.50% first $25 million

0.35% from $25 million to $50 million

0.26% from $50 million to $10 billion

0.25% from $10 billion to $15 billion

Once assets exceed of $15 billion

0.23% on all assets

* In the event T. Rowe Price invests Portfolio assets in other pooled investment vehicles it manages or subadvises, T. Rowe Price will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to T. Rowe Price with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waiver will not exceed 100% of the subadvisory fee.

Dated as of:  January 31, 2024